                                  EXHIBIT 99.4


[IBSS Logo]
INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.
115 ATRIUM WAY, SUITE 228
COLUMBIA, SC  29223
(803) 736-5595   FAX  (803) 736-5639


MEDIA CONTACT                         INVESTOR CONTACTS
Lorri-Ann Carter                      Dian Griesel, Ph.D. / Juan Dominguez
CarterTodd & Associates, Inc.         The Investor Relations Group
803.779.4005                          212.736.2650
la@cartertodd.com                     TheProTeam@aol.com


  INTEGRATED BUSINESS SYSTEMS & SERVICE (IBSS) FILES FOR PATENT FOR ITS SYNAPSE
                                   TECHNOLOGY

Columbia, SC--September 6, 2000--Integrated Business Systems & Services, Inc. ("IBSS") (NasdaqNM: IBSS) today announced it has taken steps to protect intellectual property rights for its Synapse technology by filing a patent application in the United States Patent Trademark Office. This patent pending technology is an e-business software and systems integration product created to provide Application Service Provider (ASP) enablement; B2X integration; web-based applications; and dynamic flexible solutions in the most cost effective, time efficient, and flexible manner possible. Additional patent filings are planned.

ABOUT IBSS

Integrated Business Systems and Services, Inc. provides value added business software products and services to organizations globally that require the use of transaction processing technology and connectivity solutions. Through the licensing, installation, and servicing of IBSS Synapse based technology, the company brings a new paradigm to the integrated systems market. The Synapse architecture provides the framework that allows traditional businesses to easily and rapidly transition from the current way they do business to the new e-business paradigm. IBSS provides a line of Synapse-based products that include Synapse Manufacturing(TM) for manufacturing plant automation; Synapse EAI+(TM) for enterprise modeling and application integration; and Synapse B2B(TM) for ASP enablement and for integrating a company's applications with its supply chain. IBSS has offices in Columbia and Detroit. For more information about IBSS' technology and services, call 800-553-1038 or visit www.ibss.net.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development and integration, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

                                       ###


                                       11